Exhibit 99.1

Regulators Approve First Niagara’s
Conversion to a National Bank and Acquisition of Harleysville National

BUFFALO, N.Y., March 26, 2010 – Federal banking regulators have approved First Niagara Financial Group, Inc.’s (Nasdaq: FNFG) conversion of its wholly owned subsidiary First Niagara Bank to a national bank as well as its acquisition of Harleysville National Corporation (Nasdaq: HNBC).

The Federal Reserve Board approved First Niagara’s application to register as a bank holding company, while the Office of the Comptroller of the Currency (OCC) approved the conversion of First Niagara Bank from a savings institution to a national bank. The charter conversion applications were submitted to the regulators in the fourth quarter of 2009.

“These regulatory approvals are an important next step in the evolution of First Niagara, better aligning our commercial bank business model with our regulatory oversight,” President and Chief Executive Officer John R. Koelmel said. “They also give us greater flexibility in executing both our in market and acquisition growth strategies.”

The approvals from the Federal Reserve Board and the OCC also pave the way for completion of the acquisition and conversion of all 83 of Harleysville’s branch locations in Southeastern Pennsylvania into First Niagara Bank branches as of the close of business on April 9, 2010. These branches will reopen as First Niagara Bank branches on Monday, April 12, 2010.

About First Niagara Financial Group: First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have $19.3 billion in assets, 254 branches and $13.9 billion in deposits closing of its acquisition of Harleysville National Corporation, which is anticipated by April 9. The company expects to convert Harleysville National and East Penn bank locations to First Niagara branches on April 12. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania.

Officer Contacts
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com